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Transocean Ltd.
Investor Relations and Corporate Communications

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News Release

Analyst Contacts:    Thad Vayda
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:    Pam Easton
+1 713-232-7647

TRANSOCEAN LTD. REPORTS SECOND QUARTER 2015 RESULTS

•	Revenues were $1.884 billion, compared with $2.043 billion in the first quarter of 2015;

•
Operating and maintenance expenses were $197 million, including $788 million in net favorable items associated with Macondo-related settlement agreements and insurance recoveries. This compares with $1.084 billion in the prior period;

•	Adjusted net income was $408 million, $1.11 per diluted share, excluding net unfavorable items. This compares with $398 million, $1.10 per diluted share, in the first quarter of 2015;

•
Net income attributable to controlling interest was $342 million, $0.93 per diluted share, including $66 million of net unfavorable items. This compares with first quarter net loss of $483 million, $1.33 per diluted share, including $881 million of net unfavorable items;

•	The Annual Effective Tax Rate(1) was 16.9 percent, down from 25.8 percent in the prior quarter;

•	Cash flows from operating activities were $1.311 billion, up from $526 million in the first quarter of 2015 primarily due to $445 million of Macondo-related insurance recoveries;

•	Fleet revenue efficiency(2) was 97.3 percent, up from 95.9 percent in the first quarter of 2015;

•	Fleet utilization(3) was 75 percent, compared with 79 percent in the first quarter of 2015; and

•
Subsequent to the April 16, 2015 Fleet Status Report, the total value of new contracts secured was approximately $178 million. Contract backlog was $18.6 billion as of the July 15, 2015 Fleet Status Report.

ZUG, SWITZERLAND—August 5, 2015—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $342 million, $0.93 per diluted share, for the three months ended June 30, 2015. Second quarter 2015 results included net unfavorable items of $66 million, $0.18 per diluted share, as follows:

•	$653 million, $1.79 per diluted share, associated with an impairment of the Midwater Floater asset group due primarily to the deterioration of the market outlook for this rig class;

•	$144 million, $0.39 per diluted share, primarily related to impairment of assets held for sale; and

•	$11 million, $0.03 per diluted share, in costs related to one-time termination benefits.
These net unfavorable items were partially offset by:

•	$735 million, $2.02 per diluted share, associated with Macondo-related settlement agreements and insurance recoveries; and

•	$7 million, $0.01 per diluted share, associated with the gain on disposal of assets and other miscellaneous items.
After consideration of these net unfavorable items, second quarter 2015 adjusted net income was $408 million, or $1.11 per diluted share.
For the three months ended June 30, 2014, the company reported both net income attributable to controlling interest and adjusted net income of $587 million, or $1.61 per diluted share.
Revenues for the three months ended June 30, 2015 decreased $159 million sequentially to $1.884 billion due primarily to lower utilization partly offset by higher revenue efficiency.
Excluding $788 million ($735 million after taxes) in net favorable items associated with Macondo-related insurance proceeds, reimbursement of legal fees, crew claims and other contingent liability adjustments, operating and maintenance expenses were $985 million. This compares with $1.084 billion in the prior quarter. The decrease of $99 million was due primarily to reduced activity mainly related to rig retirements, stacked and idle rigs, and the company’s ongoing cost reduction initiatives.
General and administrative expenses decreased $2 million to $44 million from the prior quarter.
Depreciation expense decreased $42 million sequentially to $249 million due to rig retirements and the impairment of the Deepwater Floater asset group.
Transocean’s second quarter 2015 Effective Tax Rate(4) was 10.3 percent, compared with (21.6) percent in the previous quarter. The increase was due mainly to the Macondo-related settlements. Transocean’s Annual Effective Tax Rate for the second quarter of 2015 was 16.9 percent, down from 25.8 percent in the prior quarter. The decrease was due to the overall level of adjusted pre-tax income. Second quarter income tax expense also included a tax benefit of $23 million, $0.06 per diluted share, to reflect the decrease in the Annual Effective Tax Rate to 21.6 percent for the six months ended June 30, 2015 from 25.8 percent for the three months ended March 31, 2015.
Interest expense, net of amounts capitalized, was $120 million in the second quarter, compared with $116 million in the previous quarter. Interest income was $6 million, unchanged from the prior quarter. Capitalized interest was $29 million, compared with $26 million in the first quarter of 2015.
Cash flows from operating activities increased $785 million from the first quarter of 2015 to $1.311 billion due mainly to the Macondo-related settlements.
Fleet-wide capital expenditures were $195 million, including costs associated with the company’s newbuild program. Capital expenditures were $201 million in the first quarter of 2015.

“Despite the challenging market conditions, Transocean delivered strong operating results and underlying cash flow in the period due to  exceptional revenue efficiency and a relentless emphasis on cost management,”  said President and Chief Executive Officer, Jeremy Thigpen. “Although this is a full team effort, I particularly commend our operations teams and crews for their hard work and dedication to maximizing uptime on our rigs. In addition, I remind all of our stakeholders of our commitment to the continuous improvement of our business, which includes taking the necessary steps to ensure that we have the right rig fleet to compete effectively in all market conditions.”
Non-GAAP Financial Measures

All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at www.deepwater.com.
Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements contain words such as “possible,” “intend,” “will,” “if,” “expect” or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in tax estimates, impairment of goodwill, asset impairments, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, capital markets and other factors, including those and other risks discussed in the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2014, and in the company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law.
This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.
Conference Call Information

Transocean will conduct a teleconference starting at 9:30 a.m. EDT, 3:30 p.m. CEST, on Thursday, August 6, 2015, to discuss the results. To participate, dial +1 913-312-9323 and refer to confirmation code 5105813 approximately 10 minutes prior to the scheduled start time.
The teleconference will be simulcast in a listen-only mode over the Internet and can be accessed at Transocean’s website, www.deepwater.com, by selecting “Investor Relations/Overview.” Supplemental materials that may be referenced during the teleconference will be posted to Transocean’s website and can be found by selecting “Investor Relations/Financial Reports.”
A replay of the conference call will be available after 12:30 p.m. EDT, 6:30 p.m. CEST, on August 6, 2015. The replay, which will be archived for approximately 30 days, can be accessed by dialing +1 719-457-0820 and referring to the confirmation code 5105813. The replay will also be available on the company’s website.
About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.
Transocean owns or has partial ownership interests in, and operates a fleet of 63 mobile offshore drilling units consisting of 27 ultra-deepwater floaters, seven harsh-environment semisubmersibles, six deepwater floaters, 13 midwater semisubmersibles and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.
For more information about Transocean, please visit: www.deepwater.com.
Notes
(1) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense), divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”
(2) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”
(3) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage. See the accompanying schedule entitled “Utilization.”
(4) Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Operating revenues
Contract drilling revenues	$1,777	$2,278	$3,777	$4,570
Other revenues	107	50	150	97
	1,884	2,328	3,927	4,667
Costs and expenses
Operating and maintenance	197	1,213	1,281	2,482
Depreciation	249	288	540	561
General and administrative	44	63	90	120
	490	1,564	1,911	3,163
Loss on impairment	(890)	—	(1,826)	(65)
Gain (loss) on disposal of assets, net	2	1	(5)	(2)
Operating income	506	765	185	1,437

Other income (expense), net
Interest income	6	15	12	25
Interest expense, net of amounts capitalized	(120)	(112)	(236)	(238)
Other, net	(5)	8	42	6
	(119)	(89)	(182)	(207)
Income (loss) from continuing operations before income tax expense	387	676	3	1,230
Income tax expense	40	72	123	152
Income (loss) from continuing operations	347	604	(120)	1,078
Income (loss) from discontinued operations, net of tax	1	(7)	(1)	(15)

Net income (loss)	348	597	(121)	1,063
Net income attributable to noncontrolling interest	6	10	20	20
Net income (loss) attributable to controlling interest	$342	$587	$(141)	$1,043

Earnings (loss) per share‑basic
Earnings (loss) from continuing operations	$0.93	$1.63	$(0.39)	$2.90
Loss from discontinued operations	—	(0.02)	—	(0.04)
Earnings (loss) per share	$0.93	$1.61	$(0.39)	$2.86

Earnings (loss) per share‑diluted
Earnings (loss) from continuing operations	$0.93	$1.63	$(0.39)	$2.90
Loss from discontinued operations	—	(0.02)	—	(0.04)
Earnings (loss) per share	$0.93	$1.61	$(0.39)	$2.86

Weighted‑average shares outstanding
Basic	363	362	363	362
Diluted	363	362	363	362

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)
(Unaudited)

	June 30, 2015	December 31, 2014

Assets
Cash and cash equivalents	$3,769	$2,635
Accounts receivable, net of allowance for doubtful accounts of $14 at June 30, 2015 and December 31	1,806	2,120
Materials and supplies, net of allowance for obsolescence of $107 and $109 at June 30, 2015 and December 31, 2014, respectively	741	818
Assets held for sale	9	25
Deferred income taxes, net	180	161
Other current assets	214	242
Total current assets	6,719	6,001

Property and equipment	24,708	28,516
Less accumulated depreciation	(5,051)	(6,978)
Property and equipment, net	19,657	21,538
Other assets	597	874
Total assets	$26,973	$28,413

Liabilities and equity
Accounts payable	$585	$784
Accrued income taxes	76	131
Debt due within one year	1,026	1,033
Other current liabilities	1,215	1,822
Total current liabilities	2,902	3,770

Long‑term debt	8,989	9,059
Deferred income taxes, net	188	237
Other long‑term liabilities	1,236	1,354
Total long‑term liabilities	10,413	10,650

Commitments and contingencies
Redeemable noncontrolling interest	10	11

Shares, CHF 15.00 par value, 396,260,487 authorized, 167,617,649 conditionally authorized, 373,830,649 issued at June 30, 2015 and December 31, 2014 and 363,548,290 and 362,279,530 outstanding at June 30, 2015 and December 31, 2014, respectively	5,186	5,169
Additional paid‑in capital	5,596	5,797
Treasury shares, at cost, 2,863,267 held at June 30, 2015 and December 31, 2014	(240)	(240)
Retained earnings	3,208	3,349
Accumulated other comprehensive loss	(410)	(404)
Total controlling interest shareholders’ equity	13,340	13,671
Noncontrolling interest	308	311
Total equity	13,648	13,982
Total liabilities and equity	$26,973	$28,413

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Cash flows from operating activities
Net income (loss)	$348	$597	$(121)	$1,063
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	(3)	(4)	(7)	(8)
Depreciation	249	288	540	561
Share-based compensation expense	14	23	33	51
Loss on impairment	890	—	1,826	65
(Gain) loss on disposal of assets, net	(2)	(1)	5	2
Loss on disposal of assets in discontinued operations, net	—	—	—	10
Deferred income taxes	8	(25)	(90)	(40)
Other, net	16	5	28	17
Changes in deferred revenues, net	(68)	96	(107)	70
Changes in deferred costs, net	59	(18)	116	20
Changes in operating assets and liabilities	(200)	(325)	(386)	(1,039)
Net cash provided by operating activities	1,311	636	1,837	772

Cash flows from investing activities
Capital expenditures	(195)	(351)	(396)	(1,482)
Proceeds from disposal of assets, net	23	10	30	101
Proceeds from disposal of assets in discontinued operations, net	1	22	3	36
Proceeds from repayment of loans and notes receivable	15	98	15	101
Other, net	—	—	—	(15)
Net cash used in investing activities	(156)	(221)	(348)	(1,259)

Cash flows from financing activities
Repayments of debt	(6)	(6)	(69)	(243)
Proceeds from restricted cash investments	—	—	57	107
Deposits to restricted cash investments	—	—	—	(20)
Distributions of qualifying additional paid‑in capital	(55)	(272)	(327)	(474)
Distributions to holders of noncontrolling interest	(7)	—	(14)	—
Other, net	—	(7)	(2)	(9)
Net cash used in financing activities	(68)	(285)	(355)	(639)

Net increase (decrease) in cash and cash equivalents	1,087	130	1,134	(1,126)
Cash and cash equivalents at beginning of period	2,682	1,987	2,635	3,243
Cash and cash equivalents at end of period	$3,769	$2,117	$3,769	$2,117

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Operating Revenues (in millions)
	Three months ended			Six months ended June 30,
	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014
Contract drilling revenues
Ultra-Deepwater Floaters	$853	$932	$1,167	$1,785	$2,363
Harsh Environment Floaters	241	261	254	502	540
Deepwater Floaters	162	219	252	381	511
Midwater Floaters	381	429	441	810	853
High-Specification Jackups	136	155	160	291	295
Contract intangible revenue	4	4	4	8	8
Total contract drilling revenues	1,777	2,000	2,278	3,777	4,570

Other revenues
Client reimbursable revenues	34	42	43	76	87
Integrated services and other	73	1	7	74	10
Total other revenues	107	43	50	150	97
Total revenues	1,884	2,043	2,328	3,927	4,667

	Average Daily Revenue (1)
	Three months ended			Six months ended June 30,
	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014
Ultra-Deepwater Floaters	$531,400	$534,300	$538,700	$532,900	$542,900
Harsh Environment Floaters	513,300	531,300	452,000	522,600	453,400
Deepwater Floaters	364,000	342,100	371,100	351,100	381,400
Midwater Floaters	338,800	343,300	363,100	341,200	348,700
High-Specification Jackups	172,100	174,400	173,400	173,300	168,000
Total	$399,700	398,100	$410,000	$398,800	$411,500

(1)    Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Six months ended June 30,
	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014
Ultra-Deepwater Floaters	65%	68%	88%	66%	89%
Harsh Environment Floaters	74%	78%	88%	76%	94%
Deepwater Floaters	71%	85%	62%	79%	62%
Midwater Floaters	89%	85%	64%	87%	63%
High-Specification Jackups	87%	99%	95%	93%	89%
Total Drilling Fleet	75%	79%	78%	77%	78%

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

Revenue Efficiency(3)
Trailing Five Quarters and Historical Data

	2Q 2015	1Q 2015	4Q 2014	3Q 2014	2Q 2014	FY 2014	FY 2013
Ultra-Deepwater Floaters	97.2%	97.2%	95.4%	91.6%	94.0%	94.3%	89.4%
Harsh Environment Floaters	98.5%	96.8%	96.0%	94.7%	95.7%	95.7%	96.9%
Deepwater Floaters	100.3%	95.9%	96.3%	93.3%	94.5%	96.2%	91.0%
Midwater Floaters	95.3%	91.4%	93.0%	92.2%	97.0%	93.3%	93.5%
High-Specification Jackups	98.6%	99.3%	99.0%	97.0%	97.3%	97.0%	97.8%
Total	97.3%	95.9%	95.3%	92.6%	95.0%	94.7%	91.7%

(3)    Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES

Supplemental Effective Tax Rate Analysis
(In US$ millions)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Income from continuing operations before income taxes	$387	$(384)	$676	$3	$1,230
Add back (subtract):
Litigation matters	(788)	—	—	(788)	3
One-time termination benefits	12	5	4	17	5
Loss on impairment of goodwill and other assets	890	936	—	1,826	65
Gain on disposal of other assets, net	(3)	(2)	(1)	(5)	(1)
Loss on retirement of debt	—	—	4	—	5
Adjusted income from continuing operations before income taxes	498	555	683	1,053	1,307

Income tax expense from continuing operations	40	83	72	123	152
Add back (subtract):
Litigation matters	(53)	—	—	(53)	1
One-time termination benefits	1	—	—	1	—
Loss on impairment of goodwill and other assets	93	62	—	155	—
Gain on disposal of other assets, net	2	(1)	—	1	—
Changes in estimates (1)	1	(1)	14	—	27
Adjusted income tax expense from continuing operations (2)	$84	$143	$86	$227	$180

Effective Tax Rate (3)	10.3%	(21.6)%	10.7%	4100%	12.4%

Annual Effective Tax Rate (4)	16.9%	25.8%	12.6%	21.6%	13.8%

(1)    Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation of allowances on deferred taxes and (c) other tax liabilities.

(2)    The three months and six months ended June 30, 2015 includes $(23) million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3) Effective Tax Rate is income tax expense for continuing operations, divided by income from continuing operations before income taxes.
(4)    Annual Effective Tax Rate is income tax expense for continuing operations, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income from continuing operations before income tax expense excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

TRANSOCEAN LTD. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliations
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(in US$ millions, except per share data)

	YTD	QTD	QTD
	06/30/15	06/30/15	03/31/15
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(141)	$342	$(483)
Add back (subtract):
Litigation matters	(735)	(735)	—
One-time termination benefits	16	11	5
Loss on impairment of assets	1,671	797	874
Gain on disposal of assets, net	(6)	(5)	(1)
Loss (income) from discontinued operations	1	(1)	2
Discrete tax items and other, net	—	(1)	1
Net income, as adjusted	$806	$408	$398

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$(0.39)	$0.93	$(1.33)
Add back (subtract):
Litigation matters	(2.02)	(2.02)	—
One-time termination benefits	0.04	0.03	0.01
Loss on impairment of assets	4.60	2.18	2.41
Gain on disposal of assets, net	(0.02)	(0.01)	—
Loss (income) from discontinued operations	—	—	0.01
Discrete tax items and other, net	—	—	—
Diluted earnings per share, as adjusted	$2.21	$1.11	$1.10

	YTD	QTD	YTD	QTD	YTD	QTD	QTD
	12/31/14	12/31/14	09/30/14	09/30/14	06/30/14	06/30/14	03/31/14
Adjusted Net Income
Net income (loss) attributable to controlling interest, as reported	$(1,913)	$(739)	$(1,174)	$(2,217)	$1,043	$587	$456
Add back (subtract):
Litigation matters	(12)	—	(12)	(14)	2	—	2
One-time termination benefits	9	1	8	3	5	4	1

Loss on impairment of goodwill and other assets	3,826	1,140	2,686	2,621	65	—	65
(Gain) loss on disposal of assets, net	(2)	(4)	2	3	(1)	(1)	—
Loss on retirement of debt	13	8	5	—	5	4	1
Loss on disposal of assets in discontinued operations	10	—	10	—	10	—	10
Loss (income) from discontinued operations	10	4	6	1	5	7	(2)
Discrete tax items and other, net	(138)	(66)	(72)	(45)	(27)	(14)	(13)
Net income, as adjusted	$1,803	$344	$1,459	$352	$1,107	$587	$520

Adjusted Diluted Earnings Per Share:
Diluted earnings (loss) per share, as reported	$(5.29)	$(2.04)	$(3.24)	$(6.12)	$2.86	$1.61	$1.25
Add back (subtract):
Litigation matters	(0.03)	—	(0.03)	(0.04)	0.01	—	0.01
One-time termination benefits	0.02	—	0.02	0.01	0.01	0.01	0
Loss on impairment of goodwill and other assets	10.53	3.15	7.39	7.22	0.19	—	0.19
(Gain) loss on disposal of assets, net	(0.01)	(0.01)	0.01	0.01	—	—	—
Loss on retirement of debt	0.04	0.02	0.01	—	0.01	0.01	—
Loss on disposal of assets in discontinued operations	0.03	—	0.03	—	0.03		0.03
Loss (income) from discontinued operations	0.03	0.01	0.02	—	0.01	0.02	(0.01)
Discrete tax items and other, net	(0.38)	(0.18)	(0.21)	(0.12)	(0.08)	(0.04)	(0.04)
Diluted earnings per share, as adjusted	$4.94	$0.95	$4.00	$0.96	$3.04	$1.61	$1.43